SEG-TRD LLC and SEG-TRD II LLC Properties

Statements of Revenues and Direct Operating Expenses
For the Six Months Ended June 30, 2021 and 2020
(Unaudited)

SEG-TRD LLC and SEG-TRD II LLC Properties

Table of Contents

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Statements of Revenues and Direct Operating Expenses    1

Notes to the Statements of Revenues and Direct Operating Expenses    2

Statements of Revenues and Direct Operating Expenses of the SEG-TRD LLC and SEG-TRD II LLC Properties
(in thousands)

	Unaudited For the Six Months Ended June 30,
	2021	2020
Revenues
Oil, natural gas, and natural gas liquids revenues	$19,228	$19,501
Direct operating expenses
Lease operating expenses	1,043	2,524
Gathering, processing and transportation	762	808
Production and ad valorem taxes	1,467	1,523
Total direct operating expenses	3,272	4,855
Revenues in excess of direct operating expenses	$15,956	$14,646

See accompanying Notes to the Statements of Revenues and Direct Operating Expenses (Unaudited)

SEG-TRD and SEG-TRD II Properties

Notes to the Statements of Revenues and Direct Operating Expenses (Unaudited)

Note 1 – Basis of Presentation

On March 31, 2021 Earthstone Energy Holdings LLC (“EEH”), a subsidiary of Earthstone Energy Inc. (“Earthstone”) entered into a Purchase and Sale Agreement to acquire all of the oil and natural gas properties (the “Properties”) owned by SEG-TRD LLC (“SEG I”) and SEG-TRD II LLC (SEG II” and collectively “Sequel” or the “Company”) which include non-operated well bore interests, related proved reserves and associated well equipment and infrastructure in the Midland Basin of Texas. The total consideration for the Properties was approximately $62.9 million, subject to post-closing adjustments which reflect an effective date of March 1, 2021 and a closing date of July 20, 2021. The consideration is comprised of $52.5 million cash and 1.5 million shares of Earthstone common stock.
The Sequel Properties were less than substantially all of the key operating assets of the manager of the Sequel Properties during the presented periods. Accordingly, complete financial statements under U.S. generally accepted accounting principles (“GAAP”) are not available, or practicable to obtain for the Sequel Properties. The accompanying Statements of Revenue and Direct Operating Expenses are not intended to be a complete presentation of the results of operations of the Sequel Properties and may not be representative of future operations as they do not include general and administrative expenses, interest income or expense, depreciation, depletion and amortization, impairments, income taxes or other income and expense items not directly associated with revenues from oil and natural gas. The accompanying Statements of Revenue and Direct Operating Expenses are presented in lieu of the full financial statements required under Rule 8-04 of the Securities and Exchange Commission (“SEC”) Regulation S-X.
Note 2 – Summary of Significant Accounting Policies
Use of Estimates – The preparation of the Statements of Revenue and Direct Operating Expenses in conformity with GAAP required management to make various assumptions, judgements and estimates to determine the reported amounts of revenues and direct operating expenses of the Sequel Properties for the periods reported. These estimates and assumptions are based on estimates and judgements. Changes in these assumptions, judgements and estimates will occur due to the passage of time and occurrence of future events. Accordingly, actual results could differ materially from amounts previously established.

Revenue Recognition – Oil, natural gas, and natural gas liquids revenues are derived from non-operated interests in oil and natural gas wells. The sales of oil, natural gas, and natural gas liquids are made under contracts that the third-party operator of the oil and natural gas wells have negotiated with customers. The Sequel Properties receive payment between one to two months after delivery of the oil and natural gas production. At the end of each period when the performance obligation is satisfied, the variable consideration can be reasonably estimated and amounts due from customers are accrued. Variances between the Sequel Properties estimated revenue and actual payments are recorded in the month the payment is received; however, differences have historically been insignificant. As a non-operator of oil and natural gas properties, revenues and expenses are recorded based on information provided by the operators within the revenue statements. On July 20, 2021 Earthstone became the operator of the Properties.

SEG-TRD and SEG-TRD II Properties

Notes to the Statements of Revenues and Direct Operating Expenses (Unaudited)

Note 2 – Summary of Significant Accounting Policies (continued)
Direct Operating Expenses – Direct operating expenses are recognized when incurred and include amounts required to operate the wells to produce, gather, transport, process and treat oil and natural gas. Direct operating expenses also include production taxes.

Concentration of Credit Risk - The Sequel Properties have exposure to credit risk in the event of nonpayment of oil and natural gas receivables by the purchaser or the joint interest operator of the Properties. Through June 30, 2021, all revenues are paid and distributed by the sole operator of all of the Properties.

Note 3 – Commitments and Contingencies

Pursuant to the terms of the purchase and sale agreement between Sequel and Earthstone, certain liabilities arising in connection with ownership of the Properties prior to the effective date are to be retained by Sequel.
The Sequel Properties were subject to Joint Development Agreements (“JDAs”) with the third-party operator of all the Properties. Pursuant to the JDAs, Sequel funded a portion of the development costs and earned a non-operating wellbore only working interest in the Sequel Properties. During 2020, all Sequel funding obligations under the JDAs had been paid in full or expired and there were no remaining commitments. The JDAs provided for certain customary assignment restrictions, right of first refusal, right of first offer, tag-along and drag-along rights. Neither Sequel or the third-party operator exercised those rights under the JDAs related to the Purchase and Sale Agreement with Earthstone.
Management of Earthstone is not aware of any pending or threatened legal, environmental remediation or other commitments or contingencies that would have a material effect on the Sequel Properties, other than customary plugging and abandonment obligations associated with the Properties.
Note 4 – Excluded Expenses
Indirect general and administrative expenses, interest expense, income taxes and other indirect expenses have not been allocated to the Sequel Properties and as such, have been excluded from the accompanying Statements of Revenue and Direct Operating Expenses. Any allocation of such indirect expenses may not be indicative of costs which would have been incurred by Earthstone on a stand-alone basis. Depreciation, depletion and amortization expense has also been excluded from the accompanying unaudited Statements of Revenue and Direct Operating Expenses as such amounts would not be indicative of the depletion calculation by Earthstone on the Sequel Properties on a stand-alone basis.
Note 5 – Subsequent Events
Subsequent events have been evaluated through December 22, 2021, the date the accompanying unaudited Statements of Revenues and Direct Operating Expenses were available to be issued. There were no material

SEG-TRD and SEG-TRD II Properties

Notes to the Statements of Revenues and Direct Operating Expenses (Unaudited)

subsequent events that require recognition or additional disclosure in the accompanying unaudited Statements of Revenue and Direct Operating Expenses.
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